Exhibit 77(c) -- MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

SPECIAL MEETING:

         A special meeting of shareholders of Pilgrim America High Yield Fund was held at the offices of the Fund on April 16, 1998. A brief description of each matter voted upon as well as the voting results are outlined below:

                           Shares
         Shares         voted against     Shares       Broker
        voted for        or withheld     abstained    non-vote      Total
        ---------        -----------     ---------    --------      -----

I. To approve an Amendment to the Investment  Management  Agreement  between the
Fund  and  Pilgrim  America  Investments,   Inc.  that  changes  the  investment
management fee paid by the Fund.

        11,065,450        1,624,190       861,237        --       13,550,877

II. To transact such other business as may properly come before the Special Meeting of Shareholders or any adjournments thereof:

        12,049,644          613,076       888,156        --       13,550,876